(logo) GREYSTONE

C-III ASSET MANAGEMENT LLC d/b/a

GREYSTONE SPECIAL SERVICING

5221 N. O’Connor Blvd., Suite 800

Irving, Texas 75039

Phone: 972-868-5300

Fax: 972-868-5303

OFFICER’S CERTIFICATE

C-III Asset Management LLC

The undersigned, Barry Davis, Vice President of C-III Asset Management LLC, the current Special Servicer under that certain Pooling and Servicing Agreement dated as of December 1, 2016 relating to the CSMC 2016-NXSR Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-NXSR (the “Pooling and Servicing Agreement”), hereby certifies as follows:

1.     a review of the activities of the Special Servicer and of its performance under the Pooling and Servicing Agreement during the calendar year 2019 (September 3 – December 31) has been made under the undersigned’s supervision;

2.     to the best of the undersigned’s knowledge, based on such review, the Special Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects throughout such calendar year 2019, or portion thereof.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 1st day of March, 2020, I have hereunto signed my name.

/s/ Barry Davis

Barry Davis, Vice President